Exhibit 10.1

                                 LOAN AGREEMENT

This loan agreement entered into on the _4th__ day of April 2006, between SecureCARE Technologies Inc., a Nevada corporation ("SCTI"), with its principal executive location at 3755 Capital of Texas Highway - Suite 160E, Austin, Texas 78704 and Euro Financial Fidelity, Inc. ("EFF"), also known as ("Note Holder"), a corporation organized under the laws of the State of Oregon.

Based upon the terms and conditions set fort h herein, EFF will lend the sum of $7,000,000 to SCTI:


1.      Documentation and Funding Procedure.

SCTI will issue to EFF the sum of 1,000 shares of newly designated Series C Contingently Convertible Preferred Stock ("Series C Stock") having the terms and conditions set forth in the Certificate of Designation attached hereto.

The shares of SCTI Common Stock into which the 1,000 shares of Series C Preferred Stock are convertible shall have a market value of $14,000,000 on the date of this agreement.

Whereas EFF shall transfer the above mentioned securities into its affiliate company, Broker Financial Fidelity SRL an Argentina based company, who shall be referred to herein as the "Applicant".

The Applicant shall place the securities into one correspondent banking account as security for a letter of credit (the "LOC") to be issued by EFF and further confirmed by a first class bank.

The LOC shall be issued to an affiliate company of EFF who shall cause this instrument to be discounted.

The LOC shall be in the form of an Irrevocable Standby Letter of Credit or Letter of Credit drawn under and in compliance with all Documentary Letter of Credit Codes under Revision January 1, 1994 ICC Publication #500.

2.      Loan Terms

EFF shall lend the proceeds of the LOC as follows:

SCTI shall receive a loan in the amount of $7,000,000. For the ten year term of the Loan quarterly payments of accrued interest only at the rate of 6% per annum shall be due commencing on April 1, 2007 and on the first business day of each July; October; January and April thereafter through and including January 1, 2016. A final payment of principal and accrued interest shall be due on the 10th anniversary of this Note.
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3.      Security

The 1,000 shares of Series C Preferred Stock shall be held by EFF or its affiliates as security for the due performance of SCTI of its obligations hereunder, including, but not limited to, repayment of the Note in accordance with its terms. The Series C Preferred Stock shall be held off-shore for the term of the Loan or until a default thereunder shall occur. The Parties agree that the SCTI common stock into which the Series C Preferred Stock would be convertible would have a value at today's market prices of $14,000,000. The parties further acknowledge that the Company does not presently have sufficient authorized shares to permit the conversion of the Series C Preferred Stock and undertakes that at its next meeting of shareholders it will to increase its authorized common stock to permit the conversion of the Series C Preferred Stock into common stock.

4.      Default

In the event: (a) the payment of the Loan is not made in accordance with the terms of the Note; (b) SCTI does not use the proceeds of the Loan in accordance with the schedule annexed hereto (as the same may be amended by SCTI and EFF); or (c) SCTI does not obtain shareholder approval to increase its authorized shares of common stock to permit conversion of the Series C Preferred Stock at its next annual meeting of shareholders; then, in such event an "Event of Default" shall have occurred. If such Event of Default is not cured after five days written notice from EFF to SCTI, the Loan shall be in Default and the principal and interest then outstanding shall be immediately due and payable. Upon the occurrence of a Default, EFF may send the certificate(s) for the Series C Preferred Stock to SCTI's transfer agent for conversion into free trading common stock to be sold to cover any outstanding balances on the Loan. Said securities in the event of default become without board of director approval free trading non-negotiable without protest on behalf of the "Company".

5.      Use of Loan Proceeds

SCTI, shall apply the Loan proceeds as set forth on a use of proceeds schedule to be agreed to by the parties prior to funding.

6.      Off-Shore

The certificates for the Series C Preferred Stock used as collateral for the Loan shall remain off-shore and only be brought back into the United States upon the occurrence of a Default.

7.      Liquidation, Dissolution

Without the express written consent of the Holder of the Note SCTI will not liquidate or dissolve, consolidate with, or merge into or with, any corporation or entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with SCTI, (so long as SCTI is the surviving corporation and no event of default shall occur as a result thereof).

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8.      Interpretation; Jurisdiction

        This Agreement is written under the laws of the State of Florida and shall be interpreted and applied under the Laws of the State of Florida as they are applied to contracts executed, delivered and to be performed entirely within such State. The Federal, State and Local Courts located in and for Palm Beach County in the State of Florida shall have exclusive jurisdiction of all cases and controversies arising hereunder.

9.      Termination

        This agreement may be terminated at any time by notice from SCTI if the Loan has not been funded by June 15, 2006.


SecureCARE Technologies, Inc.



By: /s/ NEIL BURLEY                              /s/ BOB WOODROW
    ------------------------------               -------------------------------
    Neil Burley,                                 Bob Woodrow,
    Chief Financial Officer                      President

Euro Financial Fidelity, Inc.


By: /s/ MARC GOODKIN
    -----------------------------
    Marc Goodkin,
    President

On this 4th day of April, before me came Neil Burley, known to me to be the person who executed the within document and acknowledged to me that he executed the same in the capacity therein indicated as the act of and in the capacity as the corporate officer therein indicated.


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        NOTARY PUBLIC

On this 5th day of April, before me came Bob Woodrow, known to me to be the person who executed the within document and acknowledged to me that he executed the same in the capacity therein indicated as the act of and in the capacity as the corporate officer therein indicated.


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        NOTARY PUBLIC

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

On this 5th day of April, before me came Marc Goodkin, known to me to be the person who executed the within document and acknowledged to me that he executed the same in the capacity therein indicated as the act of and in the capacity as the corporate officer therein indicated.


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        NOTARY PUBLIC

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